Exhibit 5.1

www.scmv.com	2100 SYMPHONY TOWERS
619.685.3003	750 B STREET
619.685.3100 FAX	SAN DIEGO, CALIFORNIA 92101

A LAW CORPORATION

May 14, 2009

Aldila, Inc.

14145 Danielson Street, Ste. B

Poway, California 92064

Re:	Form S-8 Registration Statement
2009 Aldila, Inc. Equity Incentive Plan
and 2009 Aldila Inc., Outside Directors Equity Plan

Ladies and Gentlemen:

We have acted as special counsel to Aldila, Inc., a Delaware corporation, (the “Company”) in preparing a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of (i) up to 860,000 shares of common stock, $0.01 par value per share (“Stock”), and up to 212,853 additional shares to Stock upon the expiration or other termination of awards without exercise under the Aldila, Inc. 1994 Stock Incentive Plan, all pursuant to awards made under the 2009 Aldila, Inc. Equity Incentive Plan to Service Providers (as defined therein), and (ii) up to 100,000 shares of Stock pursuant to awards made under the 2009 Aldila, Inc. Outside Director Equity Plan to Outside Directors (as defined therein).

We have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions we express hereinafter.  In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies.  As to various questions of fact relevant to such opinion, we have relied upon certifications and statements of public officials, officers or representatives of the Company and others.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

(i)

when issued and outstanding pursuant to the terms of the 2009 Aldila, Inc. Equity Incentive Plan, and the payment of the applicable exercise price, if any, up to 1,072,853 shares of Stock will be validly issued, fully paid and non-assessable, and

(ii)

when issued and outstanding pursuant to the terms of the 2009 Aldila, Inc. Outside Director Equity Plan, and the payment of the applicable exercise price, if any, up to 100,000 shares of Stock will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporate Law of the State of Delaware.  We express no opinion with respect to the laws of any other jurisdiction or any other law of the State of Delaware.  Our opinion herein is as of the date hereof and we do not undertake to advise the Company of any changes in law or any other matters that come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 relating to the registration of the shares referenced above.  In giving this consent, we do not hereby admit we are the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

/s/ SELTZER CAPLAN McMAHON VITEK

SELTZER CAPLAN McMAHON VITEK

A Law Corporation